Exhibit 99.1
NEWS RELEASE

Contacts:	Volcom, Inc. Doug Collier Chief Financial Officer (949) 646-2175	PondelWilkinson Inc. Wade Huckabee (310) 279-5971; whuckabee@pondel.com Rob Whetstone (310) 279-5963; rwhetstone@pondel.com
VOLCOM REPORTS 2006 SECOND QUARTER RESULTS
•	Second quarter total revenues increased 28% to $46.1 million

•	Net income increased 41% to $6.5 million
COSTA MESA, CA — July 27, 2006 — Volcom, Inc. (NASDAQ: VLCM) today announced that for the second quarter ended June 30, 2006, total revenues increased 28.0% to $46.1 million, compared with $35.9 million in the second quarter of 2005. Gross profit as a percentage of total revenues for the second quarter was 49.8%, compared with 52.1% in the second quarter of 2005.
“Our brand continues to perform well at retail, as is evident in our second quarter results,” said Richard Woolcott, Volcom’s president and chief executive officer. “We remain focused on leveraging this strength while staying true to our core principles of quality, integrity and creativity. In terms of the future, I believe we’re in a great position and I am excited about the growth and brand development before us.”
Operating income for the second quarter of 2006 increased 26.8% to $9.7 million, compared with $7.6 million for the second quarter of 2005. Operating margin was 21.0% for the second quarter of 2006, compared with 21.3% in the second quarter of 2005.
Net income for the second quarter of 2006 increased 41.0% to $6.5 million, compared with $4.6 million for the second quarter of 2005. This increase in net income reflects the continued strong growth of the company’s revenues and the sustained leveraging of the company’s selling, general and administrative expenses.
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Volcom Inc.
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2006 Outlook
Based on current visibility regarding the remainder of the fiscal year, the company reiterated its previously issued diluted earnings per share guidance for 2006 of a range of $1.12 to $1.14. The company’s 2006 earnings per share guidance includes non-cash stock-based compensation expense of approximately $0.02 cents per share. The company also reaffirmed its 2006 revenue guidance of an increase of 25% to 27% over 2005, equating to total revenues of a range of $200 to $203 million. For the third quarter of 2006, the company currently expects revenues to increase 16% to 17% over the prior year period. The company also said that it expects third quarter fully diluted earnings per share to be $0.38 to $0.39.
In putting forth this outlook, the company reminds investors of the complexity of accurately assessing future revenue growth given the difficulty in predicting fashion trends and consumer preferences, boardsports popularity and participation rates, sales to key retailers and general economic conditions that could affect the business environment.
Fully diluted shares outstanding for the full year of 2006 are expected to be approximately 24.4 million.
The company will host a conference call today at approximately 4:30 p.m. EDT to discuss its financial results and outlook in further detail. The conference call will be available to interested parties through a live audio Internet broadcast at www.volcom.com.
About Volcom, Inc.
Volcom is an innovative designer, marketer and distributor of premium quality young mens and womens clothing, accessories and related products. The Volcom brand, symbolized by The Stone , is athlete-driven, creative and forward thinking. Volcom has consistently followed its motto of “youth against establishment,” and the brand is inspired by the energy of youth culture. Volcom branded products are sold throughout the United States and internationally. Volcom’s news announcements and SEC filings are available through the company’s website at www.volcom.com.
Safe Harbor Statement
Certain statements in this press release and oral statements made from time to time by representatives of the company are forward-looking statements for purposes of the safe harbor provisions of The Private Securities
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Volcom Inc.
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Litigation Reform Act of 1995, including statements in connection with or related to any discussion of or reference to our future operations, opportunities or financial performance. In particular, statements regarding our guidance and statements contained under the section entitled 2006 Outlook, outlook for future business, financial performance, customer demand, growth and profitability all constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as, “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts” or the negative of these terms or other comparable terminology. These forward-looking statements are based on management’s current expectations but they involve a number of risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, including, without limitation, changes in fashion trends and consumer preferences, boardsports popularity and participation rates, sales of our products by key retailers, general economic conditions, the impact of trade safeguards with China, and additional factors which are detailed in our filings with the Securities and Exchange Commission, including the Risk Factors contained in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on March 21, 2006 and our Quarterly Report on Form 10-Q for the period ended March 30, 2006, filed with the SEC on May 12, 2006, each of which are available at www.sec.gov.
Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Volcom is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.
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VOLCOM, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Revenues:
Product revenues	$45,492	$35,478	$86,005	$66,163
Licensing revenues	559	375	1,642	1,381

Total revenues	46,051	35,853	87,647	67,544
Cost of goods sold	23,137	17,156	43,211	32,440

Gross profit	22,914	18,697	44,436	35,104
Selling, general and administrative expenses	13,224	11,057	28,060	21,420

Operating income	9,690	7,640	16,376	13,684
Other income (expense):
Interest income (expense), net	977	—	1,715	(2)
Dividend income from cost method investee	3	11	3	11
Foreign currency gain (loss)	259	(93)	262	(117)

Total other income (expense)	1,239	(82)	1,980	(108)

Income before provision for income taxes	10,929	7,558	18,356	13,576
Provision for income taxes	4,397	2,926	7,398	3,015

Net income before equity in earnings of investee	6,532	4,632	10,958	10,561
Equity in earnings of investee	—	—	—	331

Net income	$6,532	$4,632	$10,958	$10,892

Net income per share:
Basic	$0.27	$0.24	$0.45	$0.57
Diluted	$0.27	$0.24	$0.45	$0.56
Weighted average shares outstanding:
Basic	24,214,523	19,174,912	24,207,537	19,172,809
Diluted	24,310,679	19,390,558	24,311,960	19,463,261

Pro forma net income data:
Income before provision for income taxes, as reported		$7,558		$13,576
Pro forma provision for income taxes		3,080		5,667

Pro forma net income before equity in earnings of investee		4,478		7,909
Equity in earnings of investee		—		331

Pro forma net income		$4,478		$8,240

Pro forma net income per share:
Basic		$0.23		$0.43
Diluted		$0.23		$0.42
Pro forma weighted average shares outstanding:
Basic		19,174,912		19,172,809
Diluted		19,390,558		19,463,261

VOLCOM, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands)

	June 30, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$83,336	$71,712
Accounts receivable — net of allowances	29,758	21,408
Inventories	11,180	10,833
Prepaid expenses and other current assets	1,117	1,366
Income tax receivable	—	479
Deferred income taxes	1,110	1,110

Total current assets	126,501	106,908

Property and equipment — net	5,917	3,467
Investments in unconsolidated investees	298	298
Intangible assets — net	409	451
Goodwill	158	158
Other assets	229	99

Total assets	$133,512	$111,381

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$11,205	$5,779
Accrued expenses and other current liabilities	5,955	2,587
Income taxes payable	1,446	—
Current portion of capital lease obligations	75	72

Total current liabilities	18,681	8,438

Long-term capital lease obligations	145	183
Deferred income taxes	80	80
Stockholders’ equity:
Common stock	24	24
Additional paid-in capital	85,351	84,418
Retained earnings	29,224	18,266
Accumulated other comprehensive income	7	(28)

Total stockholders’ equity	114,606	102,680

Total liabilities and stockholders’ equity	$133,512	$111,381

VOLCOM, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Six Months Ended
	June 30,
	2006	2005
Cash flows from operating activities:
Net income	$10,958	$10,892
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	630	257
Equity in earnings of investee	—	(331)
Provision for doubtful accounts	76	113
Tax benefits related to exercise of stock options	(124)	2,833
Loss on disposal of property and equipment	8	—
Stock-based compensation	399	123
Deferred income taxes	—	(428)
Changes in operating assets and liabilities:
Accounts receivable	(8,416)	(5,077)
Inventories	(341)	(6,143)
Prepaid expenses and other current assets	255	(193)
Income taxes receivable/payable	2,049	408
Other assets	(117)	(55)
Accounts payable	5,407	4,644
Accrued expenses	3,081	3,989

Net cash provided by operating activities	13,865	11,032

Cash flows from investing activities:
Purchase of property and equipment	(2,611)	(2,620)
Acquisition, net of cash acquired	(168)	—
Proceeds from sale of equity method investee	—	1,391

Net cash used in investing activities	(2,779)	(1,229)

Cash flows from financing activities:
Principal payments capital lease obligations	(35)	(48)
Prepaid initial public offering costs	—	(1,110)
Proceeds from exercise of stock options	411	200
Tax benefits related to exercise of stock options	124	—
Distributions to stockholders	—	(19,204)

Net cash provided by (used in) financing activities	500	(20,162)

Effect of exchange rate changes on cash	38	—

Net increase in cash and cash equivalents	11,624	(10,359)
Cash and cash equivalents — Beginning of period	71,712	10,359

Cash and cash equivalents — End of period	$83,336	$—